Exhibit 99.1

Moleculin Engages Industry Veteran Adriano Treve to Explore Accelerated Strategic Partnerships

40+ year career at Roche founded on dedication to bringing new innovative medicines to patients and making them accessible

HOUSTON, July 17, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viral infections, today announced the appointment of Adriano Treve as a Strategic Advisor for partnerships.

With over four decades of experience at Roche, Mr. Treve brings exceptional leadership and a deep understanding of global healthcare markets. He has held senior executive roles across diverse regions, including overseeing U.S. supply chains and serving in General Management positions in Portugal, Brazil, Turkey, and most recently as Area Head for Turkey, Russia, Iran, Central Asia, the Caucasus, Eastern Europe, and the Indian Subcontinent, where he played a pivotal role in broadening access to innovative treatments in underserved markets. Mr. Treve’s extensive expertise in international operations and market access is expected to be instrumental in advancing Moleculin’s strategic partnerships as the Company moves toward key milestones in its ongoing clinical trials.

In light of the upcoming unblinding of data for 45 patients in the Phase 2B/3 MIRACLE trial with Annamycin (naxtarubicin) in combination with cytarabine as second line treatment for acute myeloid leukemia (AML), Mr. Treve’s insights are anticipated to enhance its strategic positioning. “Adriano’s extensive experience will be invaluable as we look to secure partnerships that optimize the value of Annamycin which we believe can potentially impact the global oncology drug market significantly,” stated Walter Klemp, Chairman and CEO.

Mr. Treve added, “I am excited to work closely with the Moleculin team to advance crucial solutions for patients with significant unmet medical needs . With the continued global expansion of the Phase 3 MIRACLE trial, positive feedback from investigators and the promising data demonstrated to date, I believe the Company is well positioned for strategic partnership opportunities.”

Mr. Klemp concluded “With the timeline now visible for our Phase 3 data, interest from potential strategic partners has significantly increased. Adding Mr. Treve alongside our Business Advisor Mr. Dennis McNamara, with over 30 years’ experience with strategic transactions for emerging life sciences companies, is a combination that should significantly expand opportunities for Moleculin going into 2026 and is intended to help accelerate the development of key partnerships that could create a significant value inflection for Moleculin shareholders.”

Moleculin is currently advancing its pivotal Phase 2B/3, multi-center, randomized, double-blind, placebo-controlled, adaptive design study of Annamycin in combination with cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) for the treatment of adult patients with acute myeloid leukemia (AML) who are refractory to or relapsed (R/R) after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a global approval trial, including sites in the US, Europe and the Middle East. The Company expects to reach the first unblinding (45 subjects) in the second half of 2025, in addition to the second unblinding, which is expected in the first half of 2026.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the release of the initial data on the first 45 subjects in the trial and the Company’s ability to reconcile the US and EU protocols with the FDA and EMA, respectively. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

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MBRX@jtcir.com